Founded in 1867...A Mutual Company...1876 Waycross Road
             P.O. Box 40888, Cincinnati, Ohio 45240
                         1-800-825-1551

               INSURED:             John Doe
               POLICY NUMBER:       0123456789
               POLICY DATE:         May 1, 2004
               ISSUE DATE:          May 1, 2004

WE PROMISE to pay the death benefit to the beneficiary on receipt of satisfactory proof of death of the insured while this policy is in force, subject to the terms of this policy.

THE DURATION OR AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR MAY
VARY DEPENDING ON THE INVESTMENT EXPERIENCE AND THE DEATH BENEFIT
OPTION SELECTED.  THE DEATH BENEFIT IS DESCRIBED IN THE DEATH
BENEFIT SECTION.

THE ACCOUNT VALUE IS VARIABLE, WHEN BASED ON THE INVESTMENT
EXPERIENCE OF THE SEPARATE ACCOUNT AND MAY INCREASE OR DECREASE
WITHOUT LIMIT.  THERE IS NO GUARANTEED ACCOUNT VALUE.

LOOK AT THE APPLICATION FORMS. This policy is issued based on payment of the initial premium and the answers in the application
(see copy attached). If all answers are not true and complete, this policy may be affected.

PLEASE READ THIS POLICY CAREFULLY. This policy is a legal contract between you and Union Central.

RIGHT TO EXAMINE THE POLICY. IT IS IMPORTANT TO UNION CENTRAL THAT YOU ARE SATISFIED WITH THIS POLICY. YOU HAVE [20] DAYS AFTER YOU RECEIVE IT, OR 45 DAYS AFTER YOU SIGN THE APPLICATION, WHICHEVER IS LATER, TO REVIEW THE POLICY. IF THIS POLICY IS A REPLACEMENT FOR AN EXISTING POLICY YOU HAVE [20] DAYS AFTER YOU
RECEIVE IT TO REVIEW THE POLICY.   IF YOU ARE NOT SATISFIED, YOU
MAY SEND IT BACK TO US OR GIVE IT TO OUR AGENT. IN SUCH CASE, THIS POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND, WITHIN 7 DAYS AFTER THIS POLICY IS RETURNED, THE ACCOUNT VALUE OF THE POLICY. NOTIFICATION OF THE RIGHT TO EXAMINE PERIOD WILL BE SENT WITH THE POLICY WHEN IT IS ISSUED.

Signed for The Union Central Life Insurance Company at
Cincinnati, Ohio

   /s/ David F. Westerbeck              /s/ John H. Jacobs


            Secretary                          President

            Variable Universal Life Insurance Policy
            Adjustable Death Benefit and Cash Value
        Flexible Premiums Payable During Life of Insured
           Death Benefit Payable at Death of Insured
                Period of Coverage not Guaranteed
                        Participating



UC 8707                                                 05/04

POLICY GUIDE                                                 PAGE
Account Value . . . . . . . . . . . . . . . . . . . . . . . . 10
Accumulation Unit . . . . . . . . . . . . . . . . . . . . . .  8
Addition, Deletion, or Substitution of Investments. . . . . .  9
Age and Gender. . . . . . . . . . . . . . . . . . . . . . . . 17
Annual Report . . . . . . . . . . . . . . . . . . . . . . . . 16
Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . 17
Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . .  6
Cash Surrender. . . . . . . . . . . . . . . . . . . . . . . . 11
Cash Value. . . . . . . . . . . . . . . . . . . . . . . . . . 10
Computations. . . . . . . . . . . . . . . . . . . . . . . . . 17
Conformity with Laws. . . . . . . . . . . . . . . . . . . . . 17
Continuation of Insuranc. . . . . . . . . . . . . . . . . . . 15
Conversion to a Fixed Policy. . . . . . . . . . . . . . . . . 17
Cost of Insurance . . . . . . . . . . . . . . . . . . . . . . 14
Crediting of Accumulation Units . . . . . . . . . . . . . . .  8
Death Benefit . . . . . . . . . . . . . . . . . . . . . . . .  7
Death Benefit Changes . . . . . . . . . . . . . . . . . . . .  7
Death Benefit Options . . . . . . . . . . . . . . . . . . . .  7
Definitions . . . . . . . . . . . . . . . . . . . . . . . . .  4
Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Entire Contract . . . . . . . . . . . . . . . . . . . . . . . 16
Grace Period. . . . . . . . . . . . . . . . . . . . . . . . . 12
Guaranteed Account. . . . . . . . . . . . . . . . . . . . . . 10
Guaranteed Account Interest Rate. . . . . . . . . . . . . . . 10
How Death Benefit is Paid . . . . . . . . . . . . . . . . . .  7
Incontestability. . . . . . . . . . . . . . . . . . . . . . . 16
Interest Credits and Effect on Investment Performance . . . . 13
Interest Rate . . . . . . . . . . . . . . . . . . . . . . .  .14
Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Loan Interest . . . . . . . . . . . . . . . . . . . . . . . . 13
Making Payments . . . . . . . . . . . . . . . . . . . . . . . 15
Monthly Administrative Charge . . . . . . . . . . . . . . . . 14
Monthly Deduction . . . . . . . . . . . . . . . . . . . . . . 14
Mortality and Expense Risk Charge . . . . . . . . . . . . . . 14
Net Investment Factor . . . . . . . . . . . . . . . . . . . .  8
Ownership . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Ownership of Assets . . . . . . . . . . . . . . . . . . . . . 15
Partial Cash Surrender. . . . . . . . . . . . . . . . . . . . 11
Policy Cost Factors . . . . . . . . . . . . . . . . . . . . . 14
Policy Schedule . . . . . . . . . . . . . . . . . . . . . . .  3
Premiums . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Reinstatement. . . . . . . . . . . . . . . . . . . . . . . . .17
Separate Account . . . . . . . . . . . . . . . . . . . . . . . 8
Subaccounts. . . . . . . . . . . . . . . . . . . . . . . . . . 8
Suicide. . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Surrender Charge . . . . . . . . . . . . . . . . . . . . . . .11
Termination . . . . . . . . . . . . . . . . . . . . . . . . . 16
Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Variable Account. . . . . . . . . . . . . . . . . . . . . . .  8

UC 8707                                                 05/04

This is a Variable Universal Life Insurance policy with an adjustable death benefit. We will pay the death benefit if the insured dies while this policy is in force, subject to the terms of the policy.

DEFINITIONS
-----------------------------------------------------------
(Defined terms appear in italics throughout this policy)

ACCOUNT VALUE. Means the sum of your interest in the guaranteed account, the variable account, and the loan account. How to calculate the account value is found in the Account Value provision.

ACCUMULATION UNIT. Means the unit of measure that is used to calculate the value of your interest in the separate account.

AGE. Means the insured's age as of the birthday nearest to the date on which age is determined.

ANNUAL DATE.  Means the same date each year as the policy date.

CASH VALUE. Means the account value of this policy less the surrender charge, if any, shown in the schedule.

GUARANTEED ACCOUNT. Means this policy's value which is part of the assets of The Union Central Life Insurance Company other than those assets in any of its separate accounts and the loan account.

HOME OFFICE.  Means the home office of The Union Central Life
Insurance Company, which is located at 1876 Waycross Road,
Cincinnati, Ohio 45240 (mailing address is P. O. Box 40888,
Cincinnati, Ohio).

INSURED. Means the insured named in the schedule. The insured may or may not be the owner.

ISSUE DATE. Means the date from which the suicide and incontestable periods start.

LOAN ACCOUNT. Means a portion of the account value which is collateral for loan amounts. The loan account is described in the Loans provision.

MATURITY DATE. Means the latest date to which coverage is scheduled to continue as shown in the schedule. There is no relationship between the planned periodic premium and the maturity date. The planned periodic premium may not continue the policy in force to the maturity date, even if it is paid as scheduled. The period for which the policy will continue will depend on:
(1) the amount, timing and frequency of premium payments; and
(2) changes in the specified amount and death benefit options;
    and
(3) changes in current interest credits for amounts in the guaranteed account and loan account; and
(4) the effect of investment performance, positive or negative, on amounts in your variable account; and
(5) changes in the cost of insurance, expense charges and costs for riders, if any; and
(6) partial cash surrenders and loans.

MINIMUM NO-LAPSE PREMIUM. Means the monthly amount that must be paid on a cumulative basis to keep this policy in force during the minimum no-lapse period as shown in the schedule. The monthly minimum no-lapse premium and minimum no-lapse period are shown in the schedule.

MONTHLY DATE. Means the same date of each month as the policy date.

NET PREMIUM. Means the total premium paid reduced by the premium charge shown in the schedule.

John Doe
0123456789

UC 8707                                                 05/04

NOTICE. Means information we have received at our home office which is written, is signed by you, and is acceptable to us.

OWNER.  Means the owner named in the application, unless changed.

POLICY DATE. Means the date from which policy months, years and anniversaries are measured.

PORTFOLIO or FUND PORTFOLIO. Means a separate portfolio of one of the mutual funds in which separate account invests, or its successors and assigns.

PROOF. Means evidence satisfactory to us of insurability or for other matters such as we may require.

RISK AMOUNT.   Means the amount by which the death benefit,
divided by (1 plus the monthly guaranteed interest rate applicable to the guaranteed account), exceeds the account value.

SCHEDULE. Means the policy schedule page or the supplemental policy schedule page most recently sent to you by us.

SEPARATE ACCOUNT.  Means the separate account of The Union
Central Life Insurance Company, identified in the schedule. The separate account is divided into several subaccounts.

SPECIFIED AMOUNT. Means the specified amount shown in the schedule. Any limit on increases or decreases to the specified amount is shown in the schedule.

SUBACCOUNT(S). Means the portion of your variable account which is invested in a specific subaccount.

WE and YOU.  "We," "us" or "our" means The Union Central Life
Insurance Company. "You" or "your" means the owner of this policy.

VALUATION DATE.   Means any date on which the New York Stock
Exchange is open for trading and we are open for business. The assets of each subaccount will be valued on each valuation date.

VALUATION PERIOD.   Means a period beginning with the close of
business on a valuation date and ending at the close of business for the next valuation date.

VARIABLE ACCOUNT. Means this policy's value which is invested in one or more subaccounts.


OWNERSHIP
-----------------------------------------------------------------

OWNERSHIP. While the insured is living, you have all rights in this policy. Your rights will be subject to any assignment, and to the rights of any irrevocable beneficiary. If you die before the insured, the successor owner named in the application is the new owner. If there is no successor owner, then your estate becomes the new owner.

A change of owner may be made at any time by notice to us. It will take effect on the date notice is received. We will record the change. Unless there are no surviving primary or contingent beneficiaries, a change of owner does not change the beneficiary. You may exercise the following rights while the insured is living:

(1) the right to change the specified amount;
(2) the right to change the premium payment;
(3) the right to allocate and transfer premiums among subaccounts;
(4) the right to assign the policy;
(5) the right to change the owner or beneficiary;

John Doe
0123456789

UC 8707                                                 05/04

(6) the right to receive any dividends;
(7) the right to terminate this policy;
(8) the right to make loans; and
(9) the right to make surrenders.


BENEFICIARY
------------------------------------------------------------

BENEFICIARY. The beneficiary will receive the death benefit when the insured dies. The primary and any contingent beneficiaries are named in the application. If no primary beneficiary is living when the insured dies, we will pay to the contingent beneficiary. If no contingent beneficiary is living when the insured dies, we will pay you or your estate.

Unless the beneficiary designation provides otherwise, we will follow these rules:

(1) we will pay equal shares when more than one beneficiary of the same class is to share the funds.
(2) no revocable beneficiary has rights in this policy until the insured dies.
(3) an irrevocable beneficiary cannot be changed without his or her consent.
(4) the interest of any beneficiary is subject to the rights of any assignee shown on our records.
(5) when beneficiaries are not shown by name (such as "children"), we may find who they are from sworn statements and not wait for court records.

You may change the beneficiary at any time before the insured dies by notice to us. Any change must be approved by us. If approved, it will take effect on the date the notice was signed by you. We will not be liable for any payments we make or actions we take before the change is approved.

Unless otherwise provided, if any beneficiary dies within 30 days after the insured dies as the result of a common disaster, we will pay the death benefit as if that beneficiary died first.


DEATH BENEFIT
----------------------------------------------------------------

DEATH BENEFIT. We will pay the death benefit as soon as we receive proof that the insured died while this policy was in force, and other proof that we may require in order to investigate the claim. When we receive proof, we will place the death benefit proceeds into the guaranteed account until paid to each beneficiary. When the benefit is paid in a lump sum, we will include interest from the insured's date of death to the payment date to each beneficiary. The rate will not be less than required by law.

Death benefit proceeds will include:

(1) the death benefit in force at the date of death;  less
(2) any loan and loan interest as of the date of death; and
(3) any premium needed as set forth in the Grace Period provision.

John Doe
0123456789

UC 8707                                                 05/04

DEATH BENEFIT OPTIONS. The death benefit will be one of the following three options, as selected on the application, unless subsequently changed.

     OPTION A. The death benefit is the greater of: (1) the specified amount which includes the account value; or (2) the account value times the appropriate value from the Federal Tax
Guidelines Endorsement included within this policy.

     OPTION B. The death benefit is the greater of: (1) the account value plus the specified amount; or (2) the account value times the appropriate value from the Federal Tax Guidelines
Endorsement included within this policy.

     OPTION C. The death benefit is the greater of: (1) the specified amount plus the excess of premiums paid over partial cash surrenders; or (2) the account value times the appropriate values from the Federal Tax Guidelines Endorsement included within this policy.

The schedule shows the specified amount and the death benefit option.

This policy is intended to qualify under section 7702 of the Internal Revenue Code as a life insurance contract for federal tax purposes. The death benefit under this policy is intended to qualify for the federal income tax exclusion. The provisions of this policy (including any rider or endorsement) will be interpreted to ensure tax qualification, regardless of any language to the contrary.

HOW THE DEATH BENEFIT IS PAID.  The death benefit will be paid:

(1) in a lump sum; or
(2) in any other way agreeable to you and us.

Before the insured dies, you may choose how the benefit is to be paid. If you have not made a choice before the insured dies, the beneficiary may choose how the benefit is to be paid. When there are multiple beneficiaries we provide each beneficiary with payment option information.

DEATH BENEFIT CHANGES. On or after one year from the policy date, you may change the death benefit by notice to us. Any change is subject to the following conditions:

(1) Any increase of the specified amount that is not guaranteed will require proof and is subject to our underwriting limits in place at that time. An approved increase will have an effective date as shown in the schedule.

(2) Any increase of the specified amount requested by you will be subject to cost of insurance charges, monthly charges per $1,000 of specified amount and surrender charges based upon the age and rate class for the increase.

(3) A decrease of the specified amount will be effective on the monthly date following notice to us. Any reduction will be in the following order:
    (a) against the most recent increase of the specified amount;
    (b) against the next most recent increases;
    (c) against the initial specified amount.

(4) Any decrease of the specified amount requested by you will not reduce the surrender charges or the expense charges.

(5) A change in the death benefit option may require a change in the specified amount and/or the total death benefit.
    (a) The option may be changed from Option B to Option A, or from Option C to Option A, by notice to us. The effective date of change will be the monthly date following our receipt of the notice. Unless otherwise requested by notice to us, this will not change the specified amount and the death benefit will be reduced to equal the specified amount.
    (b) The option may be changed from Option A to Option B, or from Option C to Option B by notice to us. In such case, the specified amount will be adjusted so that the risk amount is unchanged. The effective date of the change will be the monthly date following our receipt of the notice.


John Doe
0123456789

UC 8707                                                 05/04

(6) The risk amount will be automatically adjusted as necessary for this policy to qualify for federal tax treatment as a life insurance contract. Guidelines are provided in the Federal Tax Guidelines Endorsement included in this policy.

(7) The specified amount after any requested change must not be less than the minimum specified amount stated in the schedule.


VARIABLE ACCOUNT PROVISIONS
------------------------------------------------------------

SEPARATE ACCOUNT. The separate account is shown in the schedule. It is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. It is established under the laws of Ohio. The assets in the separate account are kept separate from our general assets and assets of other separate accounts.

SUBACCOUNTS.   The separate account is divided into subaccounts,
each of which invests in a different portfolio.

CREDITING OF ACCUMULATION UNITS.   We will credit net premiums
allocated to the variable account in the form of variable accumulation units. The number of variable accumulation units to be credited to this policy for each subaccount will be determined by dividing the net premium allocated to each subaccount of the variable account by the accumulation unit value for the corresponding subaccount as of the end of the valuation period during which the premium is received. In the case of the initial premium, units will be credited on the later of these dates:

(1) the policy date; or
(2) the date we receive the premium; or
(3) the issue date.

Accumulation units are credited when amounts are transferred into a subaccount. Accumulation units are deducted when the monthly deduction is assessed or when amounts are partially surrendered or transferred, including transfer charges, out of a subaccount. This includes when amounts are transferred due to policy loans.

VARIABLE ACCOUNT.   At any time prior to the maturity date, the
variable account of this policy equals the total for all subaccounts of (1) times (2) where:

(1) equals the number of accumulation units credited to a subaccount; and
(2) equals the value of the appropriate accumulation unit.

ACCUMULATION UNIT. The value of an accumulation unit for each subaccount was arbitrarily set at $10 when funds were first credited to the respective subaccount. The accumulation unit value for any subsequent valuation period is determined by multiplying the accumulation unit value for the immediately preceding valuation period by the "net investment factor" for the valuation period for which the value is being determined. The value of an accumulation unit may increase or decrease from one valuation period to the next.


John Doe
0123456789

UC 8707                                                 05/04

NET INVESTMENT FACTOR.   The net investment factor is an index
that measures the investment performance of a subaccount from one valuation period to the next. The net investment factor for each subaccount for any valuation period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

(1) is the net result of:
    (a) the net asset value per share of a portfolio share held in the subaccount determined as of the end of the current valuation period, plus
    (b) the per share amount of any dividend or capital gain distributions made by the portfolio on shares held in the subaccount if the "ex-dividend" date occurs during the current valuation period, plus or minus
    (c) a per share charge or credit for any taxes incurred by or reserved for in the subaccount, which is deter-mined by us to have resulted from the maintenance of the subaccount; and
(2) is the net result of:
    (a) the net asset value per share of a portfolio share held in the subaccount determined as of the end of the immediately preceding valuation period (adjusted for an "ex-dividend"), plus or minus
    (b) the per share charge or credit for any taxes reserved for the immediately preceding valuation period; and
(3) is a factor representing the charges deducted from the subaccounts on a daily basis for mortality and expense risks. Such factor is equal on an annual basis to the amount shown in the schedule.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS. We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, or substitution for the portfolio shares that are held by the separate account or that the separate account may purchase. We reserve the right to eliminate the shares of any of the eligible portfolios and to substitute shares of another portfolio, or of another open-end, registered investment company, if the shares of an eligible portfolio are no longer available for investment, or if in our judgment further investment in any eligible portfolio should become inappropriate in view of the purposes of the separate account. We will not substitute any shares attributable to your interest in a subaccount without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. Nothing contained herein shall prevent the separate account from purchasing other securities for other series or classes of policies, or from effecting a conversion between series or classes of policies on the basis of requests made by owners.

We reserve the right to establish additional subaccounts, each of which would invest in a new portfolio, or in shares of another open-end investment company. We also reserve the right to eliminate existing subaccounts.

In the event of any such substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect such substitution or change. If deemed by us to be in the best interest of persons having voting rights under the policies, the separate account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

The investment policy of the separate account will not be changed without the approval of the Insurance Commissioner of the state of Ohio. If required, the approval process is on file with the Commissioner of the state in which this policy is issued.

John Doe
0123456789

UC 8707                                                 05/04

GUARANTEED ACCOUNT PROVISIONS
----------------------------------------------------------------

GUARANTEED ACCOUNT.   The guaranteed account of this policy at
any time equals:

(1) the total of all net premiums allocated to the guaranteed account; plus
(2) the total of all amounts transferred to the guaranteed account from the variable account or the loan account;
    plus
(3) interest;  minus
(4) the total of all amounts transferred from the guaranteed account to the variable account (including the transfer charge) and the loan account; minus
(5) the total of all monthly deductions attributable to the guaranteed account; minus
(6) the total of all partial surrenders from the guaranteed account.

GUARANTEED ACCOUNT INTEREST RATE. The guaranteed interest rate used in the calculation of the guaranteed account is shown in the schedule. Interest in excess of the guaranteed rate may be used in the calculation of the guaranteed account at such increased rates and in such a manner as we may determine. Different excess rates may apply to premium allocations or transfers made to the guaranteed account on different dates.


POLICY VALUES
-------------------------------------------------------------

This policy has an account value and a cash value that, during the life of the insured, may be used for your benefit. A description of how the account value and cash value are determined and how they may be used is as follows:

ACCOUNT VALUE. The account value is the sum of your interest in the guaranteed account, the variable account, and the loan account. The account value on each valuation date after the policy date is equal to (1 + 2 + 3 + 4 + 5) - (6 + 7 + 8), where:

(1) is the account value on the prior valuation date;
(2) is interest on amounts allocated to the guaranteed account and the loan account;
(3) is positive or negative investment experience on amounts allocated to the variable account, as reflected by the change in value of the accumulation units;
(4) is any net premium for the policy received since the prior valuation date;
(5) is any dividends, if applicable, and options 2 or 3 are selected under the Dividend provision;
(6) is any partial surrender since the prior valuation date;
(7) is the monthly deduction due if the current valuation date is a monthly date;
(8) is any transfer charges assessed.

CASH VALUE.  The cash value of this policy is:

(1) the account value of this policy; less
(2) the surrender charge, if any, shown in the schedule.


John Doe
0123456789

UC 8707                                                 05/04

SURRENDER CHARGE. We will deduct the surrender charge from the account value:

(1) on the date this policy is surrendered for cash; or
(2) on the date a grace period ends without sufficient premium being paid.

The surrender charge is shown in the schedule.

CASH SURRENDER.   You may surrender this policy for the cash
surrender value by notice to us. The cash surrender value is the cash value less any loan and loan interest. We will pay proceeds as described in the Making Payments provision. If the payment is delayed for more than 10 days, interest will be paid on the cash surrender value for amounts from the guaranteed account from the date of the request for withdrawal to the date of payment, at the annual rate of interest required by law.

PARTIAL CASH SURRENDER. You may surrender part of this policy for cash by notice to us, subject to any loan and the minimum specified amount of this policy. The minimum amount of any partial cash surrender is shown in the schedule. The amount surrendered will be deducted from the cash value. The deduction will be made from the variable account and the guaranteed account in proportion to the amounts in each account, unless you request deduction from specific subaccounts. Under Death Benefit Option A, the specified amount will be reduced by the amount surrendered but not below the minimum specified amount as shown in the schedule. Partial cash surrender proceeds will be paid as described in the Making Payments provision. Under Death Benefit Option C, the specified amount will be reduced by the amount surrendered if the total amount of prior surrenders equal or exceed the total premiums paid to date. If the total amount of prior surrenders is less than the total premiums paid to date, the specified amount will be reduced by the excess of total partial surrenders to date over the total premiums paid to date, if any. Partial cash surrender proceeds will be paid as described in the Making Payments provision.



PREMIUMS
--------------------------------------------------------

PAYMENT OF PREMIUM. Premiums are payable during the lifetime of the insured until the age shown in the schedule. The initial premium is the amount paid on or before delivery of this policy. You may make other premium payments at any time, but not more often than once each month. Any premium payment must be less than any maximum amount we may set.

The planned periodic premium is stated in the schedule. You may change the amount of the planned periodic premium and the
frequency of premium payment.   We may limit the amount of any
increase of such premiums. Any premium payment must enable the policy to remain qualified for federal tax treatment as a life
insurance policy.   We may refuse to accept premium payments or
may return premium payments with interest at the guaranteed interest rate from the date of receipt of the premium, for any amount paid which, if applied to the policy, would require an increase in risk amount under item (6) in the Death Benefit Changes provision.

Premium payments may be made to our home office or to such other place as we may designate. A receipt signed by our President or Secretary will be provided upon request. In the event no further premiums are paid, coverage will continue subject to the Grace Period provision until the cash value, less any loans and loan interest, is no longer sufficient to cover the monthly deduction.

ALLOCATION OF PREMIUM. You determine the allocation of the net premiums between the guaranteed account and the variable account. Net premiums may be allocated totally to the variable account, or partially to both the variable account and the guaranteed account. The minimum amount of any net premium that can be allocated to the guaranteed account or any subaccount is shown in the schedule. The maximum amount of any net premium that can be allocated to the guaranteed account is shown in the schedule.


John Doe
0123456789

UC 8707                                                 05/04

If part or all of the net premiums are allocated to the variable account, then you must further allocate that portion of net premiums among one or more subaccounts. To the extent that net premiums are allocated to the variable account, the account value will be subject to the investment experience of that account.

Premiums that are allocated to the guaranteed account will be credited with the guaranteed interest rate, as described in the Guaranteed Account provision.

When the premiums are received by us, the net premiums will be allocated in accordance with the most recent net premium allocation percentages we have received from you. No allocation will be made prior to the issue date. All net premiums credited to this policy prior to the end of the Right to Examine period will be allocated to the Money Market subaccount. At the end of the Right to Examine period, the account value will be reallocated to the various subaccounts and the guaranteed account in accordance with the original allocation instructions. You may change the allocation of subsequent premiums at any time, without charge, by giving us written notice.

GRACE PERIOD. Starting on the monthly date when the cash value, less any loans and loan interest, is less than the monthly deduction for the policy month to follow, a grace period of 61 days will be given for the payment of enough premium to cover the
monthly deduction.   We will send you written notice if there is
not enough cash value to keep this policy in force. This notice will be sent to your last known address, and to any assignee of record at the start of the 61-day grace period, at least 30 days and no more than 60 days prior to the end of the grace period.

During the minimum no-lapse period shown in the schedule, the policy will remain in force and will not begin the grace period if the sum of the premiums paid to date, less any withdrawals, loans and loan interest, equals or exceeds the minimum no-lapse premium times the number of policy months since the issue date. The minimum no-lapse premium is shown in the schedule.

If the premium is not paid within the grace period, all insurance stops and the policy terminates with no cash value. If the insured dies during the grace period, the proceeds paid on death will be equal to the death benefit immediately prior to the start of the grace period, less loans, loan interest and overdue monthly deductions as of the date of death.


TRANSFERS
---------------------------------------------------------------

TRANSFERS.   You may transfer amounts between the guaranteed
account and subaccounts or among subaccounts at any time after the Right to Examine period. The transfer will be made as of the end of the valuation period during which we receive the request. Transfers will be effected such that the account value on the date of transfer will not be affected by the transfer, except for the deduction of the transfer charge. The minimum transfer amount is shown in the schedule. The transfer must be at least for the minimum amount, or, if less, the entire amount in the guaranteed account or a subaccount each time that a transfer is made. If, after the transfer, the amount remaining in the guaranteed account or any subaccount from which the transfer is made is less than $25, then the entire amount will be transferred instead of the requested amount. A transfer charge shown in the schedule will be imposed for each transfer. The charge will be deducted from the account(s) from which the transfer is made on a pro rata basis. You are also subject to the terms and conditions stated by each portfolio. These terms and conditions may contain restrictions on how often you may move in or out of the subaccount in a given period. We will help the portfolios enforce such restrictions by notifying you if you violate a portfolio's transfer restrictions and, if necessary, requiring you to submit transfer requests via regular United States mail. We reserve the right to charge back to your policy any related costs allocated by a portfolio due to your violation of its transfer restrictions.

We reserve the right to limit the number or frequency of transfers in the future.

LIMITATIONS ON TRANSFERS FROM THE GUARANTEED ACCOUNT. Transfers from the guaranteed account are limited in total for any policy year to no more than the amount shown in the schedule.


John Doe
0123456789

UC 8707                                                 05/04

LOANS
---------------------------------------------------------

LOANS.   You may obtain a loan from the cash value of this
policy.  The most we will loan is:

(1) 90% of the account value in the variable account; plus
(2) 100% of the account value in the guaranteed account;
    less
(3) any applicable surrender charges;  less
(4) any loan interest to the next annual date.

You may ask for a loan at any time after the first policy year while the policy is not in the grace period. The minimum amount of any loan is shown in the schedule. This policy will be assigned to us as security for any loan. Loan proceeds will be paid as described in the Making Payments provision. We may require you to sign a loan agreement.

A loan may be paid back in full or in part at any time.

LOAN INTEREST. Each year on the policy date we will set the annual loan interest rate. The rate will never be more than the maximum permitted by law. The rate will not be changed more often than once a year. The rate for a policy year may not exceed a maximum limit that is shown in the schedule.

We will notify you of the initial rate of interest when the loan is made. We will notify you at least 30 days in advance of any increase in the rate of an existing loan.

Interest accrues daily from the date of the loan. Interest is due on each annual date and on the date the loan is repaid.
Interest not paid when due will be added to the loan.

This policy will not terminate in a policy year as a result of a change in loan interest rate during that policy year until the time at which it would otherwise have terminated if there had been no change during the year.

INTEREST CREDITS AND EFFECT ON INVESTMENT PERFORMANCE. At the time any loan is issued, an amount equal to the loan is transferred out of the variable account and the guaranteed account into a loan account as collateral for the loan. This transfer is made in proportion to the account values in each account, unless you request transfer from specific subaccounts. The loan account will be credited with interest which will be at least equal to the guaranteed interest rate for the guaranteed account shown in the schedule. We may, at our sole discretion, credit a higher rate. At the time any unpaid loan interest is due, the amount of unpaid interest which exceeds the interest credits is transferred into the loan account from the account value in the variable account and the guaranteed account in proportion to the account value in each account. If loan repayments are made, the amount of the loan account equivalent to the amount of loan repayment made is transferred to the variable account and guaranteed account based on the proportions in the current premium allocation instructions. A loan, whether or not repaid, will have a permanent effect on the death benefit and policy values because the investment results of the subaccounts and current interest rates credited on account value in the guaranteed account will apply only to the non-loaned portion of the account value.


John Doe
0123456789

UC 8707                                                 05/04

POLICY FACTORS
-------------------------------------------------------------

COST OF INSURANCE.   The maximum cost of insurance rate is
determined for each risk amount by the insured's gender, age, and rate class, as shown in the schedule. A cost of insurance rate less than the maximum cost of insurance rate may be used at our option.

If the specified amount includes the account value (Option A) and the specified amount has been increased, the account value will first be considered part of the initial specified amount. If the account value is greater than the initial specified amount, it will be part of any additional specified amount in order of the increases.

The schedule shows which death benefit option has been chosen.
The cost of insurance for a policy month is (1) times the result of (2) less (3) where:

(1) is the cost of insurance rate per $1;
(2) is the death benefit divided by (1 divided by the monthly guaranteed interest rate applicable to the guaranteed account); and
(3) is the account value at the beginning of the policy month less any deduction other than for cost of insurance due at the beginning of the month.

MONTHLY ADMINISTRATIVE CHARGE. The monthly administrative charge is shown in the schedule.

MONTHLY DEDUCTION.   The monthly deduction is a charge made
against the account value each policy month.  It is:

(1) the cost of insurance and the cost for any policy riders; plus
(2) the monthly administrative charge.

The monthly deduction is due on each monthly date, beginning on the policy date. The deduction is made against the account value of the subaccounts and/or the guaranteed account, in percentages elected by you.

If, at any time, there are insufficient funds in the subaccounts elected by you, then the monthly deduction will be made against the account value in each subaccounts and the guaranteed account in proportion to the total amounts in these accounts.

MORTALITY AND EXPENSE RISK CHARGE. As compensation for assuming the mortality and expense risks, a charge is deducted on a daily basis from the subaccounts at an effective annual rate shown in the schedule.

INTEREST RATE. The interest rate to be applied in the account value calculation for amounts in the guaranteed account is described in the Guaranteed Account section. Interest credited to amounts in the loan account is described in the Loans section.

POLICY COST FACTORS. We bear the mortality and expense risks of this policy. We may change the cost of insurance rates, monthly administrative charges and excess interest rates. Guaranteed or maximum factors may not be changed. Any changes will be determined according to the procedures and standards on file with the Insurance Department. Changes will be made by class and will be based on the changes in future expectations for elements such as investment earnings, mortality, persistency and expenses. Policy cost factors will be reviewed every one to five years and, within these limits, whenever factors for comparable new issues are changed.


John Doe
0123456789

UC 8707                                                 05/04

DIVIDENDS. As long as this policy is in force, you will receive any dividends declared by us. It is anticipated that no dividends will be declared.

You have these options:

(1) take the dividends in cash; or
(2) use the dividends to increase the account value; or
(3) use the dividends to increase the account value and increase the specified amount by the amount equal to the dividend divided by the net single premium at the attained age of the insured.

You may choose any option or change options by notice to us. If none is chosen, the second option, to increase account value only, will be used.

The net single premium referred to in option (3) is for endowment insurance to the maturity date. Such net single premium is based on the mortality table and guaranteed annual interest rate for the guaranteed account shown in the schedule.

CONTINUATION OF INSURANCE. We will use the cash value, less any loan and loan interest, to continue this policy through the grace period. Please refer to the Grace Period provision.


GENERAL PROVISIONS
--------------------------------------------------------------

INSULATION.    The assets of the separate account which are equal
to reserves and other liabilities are not chargeable with liabilities arising out of any other business we may conduct.

OWNERSHIP OF ASSETS. We shall have exclusive and absolute ownership and control of the assets, including the assets of the separate account.

MAKING PAYMENTS. We may defer the payment of any cash value or policy loan or transfer for a period of up to six months from the date of request if such payment or transfer is based on the guaranteed account. We will not defer any amounts needed to pay premiums for other policies in force with us.

Proceeds under the policy that are attributable to the variable account are generally payable within seven days after we receive notice and any additional requirements are met. We may defer payments or transfers out of the variable account if:

(1) the New York Stock Exchange is closed on other than customary weekend or holiday closings; or
(2) trading on the New York Stock Exchange is restricted as determined by the SEC; or
(3) an emergency exists, as determined by the SEC, as a result of which disposal or valuation of assets is not reasonably practicable; or
(4) the SEC by order permits deferral for the protection of owners.

If mandated under applicable law, we may be required to block access to your policy and refuse to honor any request for transfers, partial surrenders, loans, or death benefits until instructions are secured from the appropriate regulator.


John Doe
0123456789

UC 8707                                                 05/04

ENTIRE CONTRACT. This policy is a legal contract that you have entered into with us. The entire contract consists of:

(1) this policy;
(2) any riders;
(3) any endorsements;
(4) the attached copy of the application, and any amendments or supplemental applications; and
(5) the applicable schedule(s).

Any change in the contract must be written and signed by our President, or a Vice President, or the Secretary, or the Assistant Secretary. No one else is authorized to bind us.

Statements made in the application for insurance or reinstatement, in the absence of fraud, are representations and not warranties. No such statements will be used in defense of a claim under this policy unless contained in a written application and unless a copy of such statement is part of this policy.

RELIANCE.   We have issued this policy based on the answers in
the application and supplemental applications. We have assumed all such answers to be true and complete. If any are not, we may, subject to the Incontestability provision, have the right to void the policy and send back all premiums.

INCONTESTABILITY. Except for disability benefits, in the absence of fraud, we will not contest this policy after it has been in force while the insured is alive for two years from the issue date nor will we contest any increased benefits later than two years after the effective date for such increased benefits. If you did not request the increase or if evidence of insurability was not required, we will not contest the increase. As used herein, increased benefits shall include any favorable policy changes requested by you. If this policy is reinstated, the incontestable period will start over again beginning on the reinstatement date, but only for statements made in the application for reinstatement.

SUICIDE. For the first two full years from the issue date, we will not pay if the insured commits suicide (while sane or insane). We will terminate this policy and give back the premiums paid, less any loan, loan interest, and any partial
surrender.   We will not pay any increases in benefits that are
subject to evidence of insurability if the insured commits suicide (while sane or insane) within two years after the effective date for such increases. In these instances, prior to determining the death benefit, we will return to the cash value the monthly deductions for the increases.

ANNUAL REPORT. At least once a year we will send you an annual report showing the current account value, cash value, amount of interest credited to amounts in the guaranteed account, change in value of amounts in the variable account, premiums paid, loans, partial cash surrenders, expense charges and cost of insurance charges since the prior report. Any other information required by the Insurance Department of the applicable state will also be included in the annual report.

You may request other information about this policy, including a hypothetical illustration of policy benefits and values. We may make a reasonable charge to provide this information.

TERMINATION. This policy will terminate and all insurance will stop:

(1) as of the end of the valuation period during which we receive notice from you; or
(2) when the insured dies; or
(3) when a required premium is not received before the end of its grace period.


John Doe
0123456789

UC 8707                                                 05/04

REINSTATEMENT. You may put this policy back in force by notice to us if:

(1) the insured gives us proof within five years after the date insurance stopped and before the maturity date;
    and
(2) payment is made of enough premium to cover past
    monthly deductions not made; and
(3) interest on any loan amount which is reinstated is paid at the annual rate applicable to policy loans during
    the period    of lapse, from the date insurance stopped;
    and
(4) payment is made of enough premium to keep this policy in force for two months; and
(5) the policy has not been surrendered for its cash value.

CONVERSION TO A FIXED POLICY. You may elect to convert this policy to a fixed policy:

 1. at any time within 24 months of the issue date, or
 2. within 60 days of the later of notification of a change in the investment policy of the separate account or the effective date of such change.

This election will be executed by transferring all variable account values into the guaranteed account without charge. After the date of this election, net premiums may not be allocated nor transfers made to the variable account. The other terms and charges of this policy continue to apply.

CONFORMITY WITH LAWS. This policy is subject to the laws of the state where the application is signed.

TAXES. We reserve the right to deduct any taxes levied by any government entity which, at our sole discretion, are determined to have resulted from the establishment or maintenance or operation of the separate account, or from the investment performance of the separate account.

AGE AND GENDER. For a policy based on male or female cost of insurance rates (see schedule for basis), if the insured's age or gender has been misstated, an adjustment will be made to reflect the correct age and gender as follows:

(1) If the misstatement is discovered at death, the death benefit amount will be adjusted based on what the cost of insurance rate as of the most recent monthly date would have purchased at the insured's correct age and gender.
(2) If the misstatement is discovered prior to death, the cost of insurance rate will be adjusted based on the insured's correct age and gender beginning on the next monthly date.

For a policy based on blended cost of insurance rates (see schedule for basis), a misstatement of gender will not result in an adjustment. However, if the insured's age has been misstated, an adjustment will be made to reflect the correct age as follows:

(1) If the misstatement is discovered at death, the death benefit will be adjusted based on what the cost of insurance rate as of the most recent monthly date would have purchased at the insured's correct age.
(2) If the misstatement is discovered prior to death, the cost of insurance rate will be adjusted based on the insured's correct age beginning on the next monthly date.

ASSIGNMENT. You may assign this policy by giving notice. We will not be responsible for the validity of an assignment. We will not be liable for any payments we make or actions we take before we receive notice of an assignment. An assignment is subject to any policy loans and loan interest.

COMPUTATIONS. Calculations are based on the Mortality Table shown in the schedule. Interest on amounts allocated to the guaranteed account is compounded annually.

All of the values are the same or more than the minimums set by the laws of the applicable state. If required, we have filed a detailed statement about this with your State Insurance Department. The method used in calculating policy values will be based on actuarial procedures that recognize the variable nature of the policy.


John Doe
0123456789

UC 8707                                                 05/04

                 Variable Universal Life Insurance Policy
                 Adjustable Death Benefit and Cash Value
             Flexible Premiums Payable During Life of Insured
                Death Benefit Payable at Death of Insured
                   Period of Coverage not Guaranteed
                             Participating




UC 8707                                                 05/04